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EXHIBIT 10.25


[IGO Mobile Technology Outfitter (TM) logo]




June 1, 2001


Scott Shackelton
sshackelton@sharegate.com

Dear Scott:

iGo Corporation (formerly 1-800-Batteries) is pleased to offer you the position of Senior Vice President/Chief Financial Officer, with a start date of June 18, 2001. This letter embodies all of the terms of our offer of employment to you and is contingent upon the satisfactory completion of a pre-employment drug screen and reference checks.

Your compensation will be $6,875.00 semi-monthly ($165,000.00 annually) with pay periods twice a month. Additionally, you will be awarded 200,000 iGo Corporation shares (see below). You will report to Rick Shaff, Chief Executive Officer, and work at our facility located at 9393 Gateway Drive, Reno, NV 89511.

Due to the competitive nature of our industry and our firm commitment to becoming number one, iGo has set an extremely high standard for the employees we recruit. Therefore, we will perform performance evaluations annually to coincide with anniversary dates.

A summary of our benefits are as follows:

     o Stock Options: 200,000 post split shares at the then current market value with a 4 year vesting schedule, 25% per year.

     o Personal Time Off (PTO): 120 hours annually. You will be eligible to begin utilizing your PTO after 90 days of employment.

     o Health Benefits: Full medical, dental and vision benefits paid for by iGo Corporation. Additionally, iGo Corporation will reimburse you for all COBRA premiums you incur prior to your eligibility for coverage on the company plan.

     o 401(K) Plan: Eligible the first day following your 90-day introductory. Open enrollment is held quarterly.


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As a team member, you will be expected to abide by company rules and regulations. This employment offer is contingent upon your agreement to the following items. You will be specifically required to:

     1.  Successfully pass our reference checking process.
     2. Pass a pre-placement drug test and sign a Drug Policy Acknowledgement form.
     3. Sign an I-9 Employment Eligibility Verification and present required identification confirming your right to work in the United States. This must be completed no later than three (3) days after your employment begins.
     4. Sign an Employment, Confidential Information, Invention Assignment, and Arbitration Agreement.

It is the goal of iGo to provide a positive, supportive work environment and a solid economic foundation upon which all employees may build a future. However, the Company is also cognizant that personnel changes are sometimes initiated by employees and management alike. In this regard, your Employment at iGo is At Will with a 90 day notice of termination. As an iGo team member, you may terminate employment with a written 90 day notice and for any reason whatsoever. Similarly, iGo may terminate your employment with a 90 day written notice for any reason whatsoever, with or without cause. This mutual employment arrangement supersedes all our prior written or oral communication with you and can only be modified by written agreement signed by the Chief Executive Officer. You should understand, iGo may change your responsibilities, duties, supervisor, work hours, work location and benefits programs from time to time, at its discretion, with or without notice.

If you wish to accept employment at iGo under the terms set out above, please sign and date this letter and return them to me no later than June 8, 2001.

Scott, we are looking forward to having you as a part of the iGo team and have a keen interest in developing a successful working relationship with you. Please review the terms of this offer and the At Will employment relationship as an indicator that we are extremely thorough in our quest to hire and employ only the most qualified team members. We look forward to your affirmative response and to a productive and exciting working relationship. If you have any questions or need further information please do not hesitate to contact me.


Sincerely,

/s/ RICK SHAFF

Rick Shaff
Chief Executive Officer


I agree, by signing below, that iGo has made no promises other than what is outlined in this letter. It contains the entire offer the Company is making to me. I, hereby accept this offer and intend to begin my employment on June 18, 2001.

Terms Approved and Accepted:  /s/ SCOTT SHACKELTON
                              --------------------------
                              Signature

                              Scott Shackelton
                              --------------------------
                              Name


                              6/8/01
                              --------------------------
                              Date